Exhibit 10.7

ART LOAN AGREEMENT

Art Loan Agreement (the “Agreement”), dated as of                          ,         by and between                                          (“Lender”), and Estee Lauder Inc., a Delaware Corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, Lender is the owner of each of the works of art (each an “Item”) described on Schedule A hereto (collectively, the “Art”); and

WHEREAS, Lender and Borrower have agreed to exhibit the Art on the premises of the Borrower or any of its affiliates pursuant to, and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

1.                                       Loans; Term.  (a) The Lender hereby agrees to lend each of the Items of Art to the Borrower in accordance with the terms and conditions hereof until                          ,         .  Such term shall be renewed automatically in respect of each Item for an additional period of twelve months unless, by the first business day of                      immediately prior to the end of the applicable term, one of the parties hereto notifies the other of its intention not to renew.  The term in respect of any Item may be shortened by Lender, in its sole discretion, by ten days’ prior written notice given to the Borrower.  Schedule A will be modified from time to time by Lender as necessary to reflect the status of the Items covered by this Agreement.  Changes in Schedule A shall be specifically identified and reported by the Lender to the Borrower no later than ten days after the month in which the change or changes occurred.

(b)                                 Upon expiration of the term in respect of any Item, the Lender shall be responsible for moving any Item from the premises of the Borrower (or its affiliate as the case may be).

2.                                       Care.  The Borrower will exercise the same care with respect to the Art as it does in the safekeeping of comparable property of its own.

3.                                       Location; Moving.  (a)  Loaned Items shall remain in the possession of the Borrower (or one or more of its affiliates) for the duration of the term, subject to the right of the Lender to sell or to lend to museums if requested for exhibition any or all Items covered by this Agreement.

(b)                                 At its option, the Lender may direct the Borrower to move any Item from the premises of the Borrower (or its affiliates).  The costs associated with such move shall be borne by the Lender.

(c)                                  The Borrower is permitted to move or direct the move of any Item from one place on its or its affiliate’s premises directly to another place on its or its affiliate’s premises.  The costs associated with such move shall be borne by the Borrower.

4.                                       Insurance.  (a)  Unless the Lender expressly elects in writing to maintain its own insurance coverage with respect to an Item, the Borrower will insure the Item wall-to-wall under its fine-arts policy for the amount indicated as the insurance value on Schedule A against all risks of physical loss or damage from any external cause while in transit and on location during the term of the loan.  If no amount of insurance value is indicated, the Borrower will insure the work at its own estimated valuation.  The Borrower’s fine arts policy currently contains the exclusions set forth on Schedule B.  Such exclusions may be modified from time to time and Borrower shall notify lender as soon as practicable of such changes.  Borrower shall, under no circumstances, be liable to Lender or any other person for losses related to any Item to the extent such losses are not covered by the Borrower’s fine arts policy.

(b)  If the Lender elects in writing to maintain his own insurance coverage, the Borrower must be supplied with a certificate of insurance naming the Borrower (including its affiliates) as additional insured or waiving subrogation against the Borrower and its affiliates.  Otherwise, this Agreement shall constitute a release of the Borrower and its affiliates, their officers, their agents and their employees from liability for any and all claims arising out of loss or damage to the loaned property.  The Borrower shall not be responsible for any error or deficiency in information furnished to the Lender’s insurer or for lapses in coverage.

5.                                       Identification of Items.  At the request of the Lender, the Borrower will, at its cost, place or affix identification tags near the Item which will sufficiently identify the title of the Item, the artist and the owner of the Item.

6.                                       Miscellaneous.  (a)  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.  This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by all parties hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

(b)  This Agreement may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of the other party; provided, however, that the Borrower may assign or delegate its rights and obligations, in whole or in part, to any corporation, partnership, limited liability company or other legal entity that is a direct or indirect majority-owned subsidiary

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of The Estée Lauder Companies Inc., a Delaware corporation (“ELC”).  This Agreement shall be binding upon the parties, their successors and assigns.

(c)  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to principles therefor relating to the conflict of law or choice of laws.

(d)  Any notices or other communications given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile.  Notices are to be addressed as follows:

(i)                                     If to the Lender:

(ii)                                  If to the Borrower:

or to such other respective addresses as either of the parties hereto shall designate to the others by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

(e)                                  For purposes of this Agreement, “affiliate of the Borrower” means any corporation, partnership, limited liability company or other legal entity that is a direct or indirect majority-owned subsidiary of ELC.

IN WITNESS WHEREOF, each of the parties has executed this Art Loan Agreement as of the date first written above.

Lender	Borrower

By:	By:
Name:	Name:
Title:	Title:

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Schedule A

Schedule A should have the following information in respect of each item of Art:

1.               Artist

2.               Title of Work

3.               Media

4.               Dimensions

5.               Cost or Price Paid (Date of Purchase or Date Received by Owner)

6.               F.M.V. or Appraisal Value

7.               Insurance Value

8.               Location

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Schedule B

Fine Arts Insurance

The policy does not insure:

1.               Wear and tear, gradual deterioration, moths, vermin, inherent vice, or loss or damage sustained due to or resulting from any repairing, restoration, or retouching process.

2.               (1) Hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack, (a) by any government or sovereign power (de jure or de facto); or by any authority maintaining or using military, naval or air forces; or (b) by military, naval or air forces; or (c) by an agent of any such government power, authority or forces; (2) any weapon of war employing atomic fission or radioactive force whether in time of peace or war; (3) insurrection, rebellion, revolution, civil war, usurped power, or action taken by governmental authority in hindering, combating or defending against such an occurrence, seizure or destruction under quarantine or customs regulations, confiscation by order of any government or public authority, or risks of contraband or illegal transportation or trade.

3.               Shipments by mail unless registered first class mail or parcel post provided, however, such shipments by parcel post shall not exceed the sum of $100 in value. However, in no event shall the Company be liable for more than the Transit Limit stated on the Coverage Information Page of this policy.

4.               Against loss by nuclear reaction or nuclear radiation or radioactive contamination, all whether controlled or uncontrolled, and whether such loss be direct or indirect, proximate or remote, or be in whole or in part caused by, contributed to, or aggravated by the perils insured against in this policy; however, subject to the foregoing and all provisions of this policy, direct loss by fire resulting from nuclear reaction or nuclear radiation or radiation or radioactive contamination is insured against by this policy.

5.               Loss or damage to the insured property on the premises of fair grounds or any national or international exposition unless such premises are specifically described by endorsement hereto.

6.               Loss or damage caused directly or indirectly by terrorism, including action in hindering or defending against an actual or expected incident of terrorism. Such loss or damage is excluded regardless of any other cause or event that contributes concurrently or in any sequence to the loss. Terrorism means activities against persons, organizations or property of any nature:

B-1

1.               That involve the following or preparation for the following:

(a)          Use or threat of force or violence; or

(b)         Commission or threat of a dangerous act; or

(c)          Commission or threat of an act that interferes with or disrupts an electronic communication, information, or mechanical system; and

2.               When one or both of the following applies:

(a)              The effect is to intimidate or coerce a government or the civilian population or any segment thereof, or to disrupt any segment of the economy; or

(b)             It appears that the intent is to intimidate or coerce a government, or to further political, ideological, religious, social or economic objectives or to express (or express opposition to) a philosophy or ideology.

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